Exhibit (a)(7)

Magnolia Oil & Gas Corporation Announces Expiration and Results of Exchange Offer and Consent

Solicitation Relating to its Warrants; Schedules Conference Call for Second Quarter 2019 Results

HOUSTON, TX, July 8, 2019 –Magnolia Oil & Gas Corporation (the “Company”) (NYSE: MGY) announced today the expiration and results of its previously announced exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding warrants. The Exchange Offer and Consent Solicitation expired at 11:59 p.m., Eastern Daylight Time, on July 5, 2019.

The Company has been advised that 31,493,089 warrants, including approximately 99.2% of the outstanding public warrants and 100% of the private warrants, were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer and Consent Solicitation. The Company expects to accept all validly tendered warrants for exchange and settlement on July 10, 2019.

In addition, pursuant to the Consent Solicitation, the Company received the approval of greater than a majority of each of the outstanding public warrants and private warrants to amend the warrant agreement governing all of the warrants (the “Warrant Amendment”). As such, the Company expects to execute the Warrant Amendment concurrently with the settlement of the Exchange Offer.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein and is also not a solicitation of the related consents. The Exchange Offer was made only pursuant to the terms and conditions of the Prospectus/Offer to Exchange and related letter of transmittal.

Conference Call for Second Quarter 2019 Results

The Company will host an investor conference call on Wednesday, August 7 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss operating and financial results for the second quarter. You may join the webcast by visiting the Company’s website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. The Company will make second quarter 2019 financial results and related materials to be discussed during the webcast available in the Investors section of the website. The Company will post a replay of the webcast on its website following the call.

About the Company

The Company is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford. The Company focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow.

Forward-looking statements

The information in this press release includes forward-looking statements within the meaning of federal securities laws. All statements other than statements of present or historical fact included in this press release are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “may”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the Company’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. The Company cautions you that these forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4/A, filed June 24, 2019, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are available publicly on the SEC’s website at www.sec.gov.

Contact Information

Brian Corales

713-842-9036